UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K


                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                               September 14, 1999
                                (Date of earliest
                                 event reported)




                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




        Pennsylvania             1-1401             23-0970240
       (State or other        (Commission         (IRS Employer
       jurisdiction of        file number)       Identification
        incorporation)                                Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

The matters discussed in this Report include forward-looking statements. PECO Energy Company's (the Company) current expectations, anticipated plans and estimates set forth in these statements are dependent on numerous factors which may change, including plant operating conditions, execution of a definitive agreement and power market prices. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

On September 14, 1999, GPU, Inc. (GPU) and AmerGen Energy Company (AmerGen), the joint venture between the Company and British Energy, Inc. (British Energy), announced that they have reached an agreement in principle for AmerGen to acquire Oyster Creek Nuclear Generating Facility (Oyster Creek) in Lacey Township, NJ, for $10 million. The Oyster Creek facility is a 619-megawatt, single boiling water reactor with a license life expiring in April 2009.

AmerGen will assume full responsibility for the decommissioning of Oyster Creek. At closing, anticipated in March 2000, GPU will provide approximately $430 million which is anticipated to be sufficient to decommission Oyster Creek at the end of its expected license life based on the current estimates of the cost to decommission the plant and the expected earning potential of the funds.

Under the agreement, GPU will fund, subject to certain limitations, Oyster Creek's next refueling outage, scheduled to begin in September 2000. The cost of the outage is currently estimated to approximate $84 million, including nuclear fuel costs. AmerGen will reimburse GPU for the outage costs, subject to certain limitations, in nine equal annual installments, commencing on the first anniversary date of the transaction closing.

GPU will be responsible for severance payments to Oyster Creek employees for a two-year period following closing and for benefits payable under GPU's transition program. The agreement limits GPU's liability for benefits paid to Oyster Creek employees.

AmerGen will adopt employee benefit plans that provide substantially similar benefits to GPU's plans. AmerGen will also assume the collective bargaining agreement covering the Oyster Creek union employees and will recognize the union as the bargaining agent.

The agreement also calls for a power purchase agreement (PPA) under which GPU will purchase 100% of Oyster Creek's energy output and capacity for three years at a fixed price of $33.66/MWh, subject to certain seasonal adjustments. Following the expiration of the PPA, AmerGen will sell all energy output and capacity associated with Oyster Creek in the wholesale power market.

The transaction is subject to the negotiation of a definitive asset purchase agreement which is expected by mid-October. The sale is subject to approval by the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the New Jersey Board of Public Utilities, and the receipt of favorable Internal Revenue Service rulings.

Based on the terms of the agreement in principle, the Company estimates that this transaction will result in a reduction to earnings per share of $0.04 in 2000 and be accretive to earnings thereafter.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                 PECO ENERGY COMPANY


                                                 \s\ Jean H. Gibson
                                                  -----------------------
                                                  Vice President & Controller

September 16, 1999